10f-3 REPORT

  			Travelers High Yield Bond Trust

			January 1, 2004 through December 31, 2004


                         Trade                                         % of
Issuer                   Date     Selling Dealer    Amount     Price   Issue(1)

AMC Entertainment, 	 2/19/2004 Bank of America  $375,000  $100.00   0.13%
   Inc., Sr. Sub. Notes
   8.000% due 3/1/14

Charter Communications   4/20/2004 JPMorgan Chase    100,000   100.00   0.03
   LLC, Sr. Notes
   8.375% due 4/30/14

Nextel Communications    3/16/2004 JPMoragan Chase   125,000   97.795   0.03
   Inc., Sr. Notes,
   5.950% due 3/15/14

Nova Chemicals Ltd.,     1/8/2004  Canadian Imperial 125,000   100.00	0.03
   Sr. Notes
   6.500% due 1/15/12

Peabody Energy Corp.,	 3/12/2004 Morgan Stanley    75,000    100.00	0.03
   Sr. Notes,
   5.875% due 4/15/16

Resolution Performance,	 12/17/2003 Morgan Stanley   100,000   100.00	0.07
   Sec. Notes,
   8.000% due 12/15/09




(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.